Exhibit 5.1
LAW OFFICES OF MARK C. PERRY, P.A.
2455 East Sunrise Boulevard, Suite 905
Ft. Lauderdale, Florida 33304
Ph: (954) 564-6616
Fax: (954) 561-0997

March 30, 2007

WaterPure International, Inc.
1600 Lower State Road
Doylestown, Pennsylvania 18901

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to WaterPure International, Inc. (the “Company”), only as to the validity of the corporation as set forth herein and the common stock in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to the registration of 1,000,000 shares of its common stock, $.0001 par value (the “Shares”), issuable pursuant to the Company’s 2007 Incentive Compensation Plan (the “Plan”).

In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes hereof, it is our opinion that:

1.	The Company is a validly existing corporation in good standing under the laws of the State of Florida

2.	The Shares, when issued pursuant to the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

MARK C. PERRY, P.A.

/s/ Mark C. Perry
Mark C. Perry